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FOR IMMEDIATE RELEASE
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PRESS CONTACTS:
Stephanie Gnibus                      Wendy McCarthy                         Paul Capelli
Gnibus Public Relations               McCarthy and Company                   Amazon.com Capelli@amazon.com
Stephanie@gnibus.com                  Wendy@mccarthyandco.com                206-266-7180
408-776-9727                          650-961-9202
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                    AMAZON.COM ANNOUNCES MULTI-MILLION DOLLAR
                      MARKETING AND STRATEGIC ALLIANCE WITH
                     AND MINORITY INVESTMENT IN ASHFORD.COM

         SEATTLE AND HOUSTON, DECEMBER 1, 1999 - Amazon.com (Nasdaq: AMZN), the leading online retailer and Ashford.com (Nasdaq: ASFD), the leading Internet retailer of luxury and premium products, today announced a multi-million dollar marketing initiative and a strategic alliance in a number of luxury product categories, including diamonds, watches, sunglasses and writing instruments. The companies also today announced that Amazon.com will make a minority investment in Ashford.com. In exchange for the investment and the marketing relationship, Amazon.com will hold approximately 16.6% of Ashford.com's outstanding common stock upon the closing of the transaction.

         As part of the marketing alliance, Ashford.com will offer Amazon.com's customers a wide selection of products through December 31, 2000, which will include the 1999 and 2000 holiday seasons. Ashford.com will offer special promotions and unique benefits to Amazon.com's 13 million customers, who may be interested in buying luxury and premium products online.

         The Ashford.com luxury retail site carries a vast selection of diamonds and more than 12,000 watches, designer jewelry, leather accessories, sunglasses, fragrance, bath and body products, ties, scarves and writing instruments. The selection represents more than 300 leading and well-known brands, such as TAG Heuer, Omega and Montblanc, as well as new, hot brands like Lambertson Truex, Lisa Jenks and Killer Loop.

         "We continue to develop relationships that bring great value to our business and our customers," said Jeff Bezos, CEO of Amazon.com. "By forming alliances that expand access to quality products, we make it easier for customers to find what ever they want online. We chose to



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work with Ashford.com, because it offers customers an excellent online experience, outstanding value and a great selection of watches, jewelry, leather goods and other luxury items."

         "We are honored to be working with the leader in e-commerce, who shares our same commitment to quality and excellent customer service," said Kenny Kurtzman, CEO of Ashford.com. "Now Amazon.com customers will have easy access to our selection of well-known luxury brands in time for this holiday season."

         In connection with the agreement, Amazon.com will make an equity investment of $10 million in Ashford.com. The agreement is subject to the satisfaction of standard closing conditions.

ABOUT ASHFORD.COM

         Ashford.com (Nasdaq: ASFD) is the leading Internet retailer of luxury and premium products and is the Internet's No. 1 retailer of watches and jewelry. The company's e-commerce site, located at http://www.ashford.com/, offers a vast selection of diamonds and more than 12,000 styles of new and vintage watches, designer jewelry, fragrance, bath and body products, leather accessories, ties, scarves, sunglasses and writing instruments from more than 300 leading brands. Dedicated to creating a comfortable and safe shopping environment, Ashford.com offers customers the Ashford.com Protection PlusTM policy, which provides industry leading warranties, privacy and security. Ashford.com is headquartered in Houston, Texas.

ABOUT AMAZON.COM, INC.

         Amazon.com (Amazon.com, Inc., and its subsidiaries) is the Internet's No. 1 music, No. 1 DVD and video, and No. 1 book retailer. Amazon.com (Nasdaq:
AMZN) opened its virtual doors on the World Wide Web in July 1995 and today offers Earth's Biggest Selection, along with online auctions and free electronic greeting cards. Amazon.com lists more than 18 million unique items in categories including books, CDs, toys, electronics, videos, DVDs, home-improvement products, software, and video games. Through Amazon.com zShops, any business or individual can sell virtually anything to Amazon.com's more than 13 million customers, and with Amazon.com Payments, any seller can accept credit card transactions, avoiding the hassles of offline payments.

         Amazon.com seeks to be the world's most customer-centric company, where customers can find and discover anything they may want to buy online. Amazon.com's All Product Search scours the Web to help customers find merchandise that is not available at Amazon.com, Amazon.com Auctions, or Amazon.com zShops, making Amazon.com the shopping destination to find anything.
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         Amazon.com operates two international Web sites: www.amazon.co.uk in the United Kingdom and www.amazon.de in Germany. Amazon.com also operates PlanetAll (www.planetall.com), a Web-based address book, calendar, and reminder service. It also operates the Internet Movie Database (www.imdb.com), the Web's comprehensive and authoritative source of information on more than 150,000 movies and entertainment programs and 500,000 cast and crew members dating from the birth of film in 1892 to the present. Amazon.com also operates Amazon.com LiveBid Auctions (http://livebid.amazon.com), the leading provider of live-event auctions on the Internet.

         Amazon.com has invested in leading Internet retailers that are improving the lives of customers by making shopping easier and more convenient: drugstore.com, an online retail and information source for health, beauty, wellness, personal care and pharmacy, at www.drugstore.com; Pets.com, the online leader for pet products, expert information, and services, at www.pets.com; HomeGrocer.com, the first fully integrated Internet grocery-shopping and home-delivery service, with operations in Seattle, Portland, Oregon, and Southern California, at www.homegrocer.com; and Gear.com, which offers brand-name sporting goods at prices from 20 to 90 percent off retail, at www.gear.com. Amazon.com also has a minority interest in Della & James, which brings together leading retailers with gift registry, expert advice, and personalized gift suggestions to help everyone give better gifts, at www.della.com.

         This release contains forward looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934, including statements regarding Ashford.com's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding future sales, market growth and competition. All forward looking statements are based upon information available to Ashford.com as of the date of the statement, and Ashford.com assumes no obligation to update any such forward looking statement. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the failure of systems associated with order fulfillment; changes in product mix; inventory risks due to shifts in market demand; continued competitive factors and pricing pressures; and market responses to pricing actions and promotional programs. Actual results could differ materially from Ashford.com's current expectations. Further information on the factors and risks that could affect Ashford.com's financial results are included in its filings with the Securities and Exchange Commission, including the quarterly report on Form 10Q to be filed shortly.

                                     # # #

Ashford, Ashford.com and Ashford.com Protection Plus are trademarks of Ashford.com. All other marks are the property of their respective owners.

Editor's note: a copy of this press release can be found at http://www.ashford.com/pressrelease.